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                                                                   EXHIBIT 10.18

                                    [LOGO]
                                 T A N N I N G
                             TECHNOLOGY CORPORATION

                            EMPLOYEE SPECIFIC TERMS
                            -----------------------
                         (Employment Appendix/Document)

Employee:        Mark W. Tanning

Effective Date:  June 1, 1997

Term: There is no specific period or term of employment associated with this job. Employment is at will and subject to termination at any time as specified in Section 4 of the Employment Agreement No verbal representation, understanding, circumstance, or document of any kind can or will vary this at will relationship.

Job Title:       Vice-President of Administration

Supervisor       Larry Tanning

Job Duties:      See attached sheet.

Workplace

Location:        Primarily at Denver, Colorado and at such other locations as agreed upon (up to two days per week on average in Minnesota), and as may be directed by TTC in support of client engagements.

Performance
Review:          Periodically by Larry Tanning and the Tanning Board

Base Salary:     Semi-monthly payments based upon a yearly rate of $180,000.

                 30% of the annualized bonus amount will be paid on or before August 31st of each year. 70% of the annualized bonus amount will be paid on or before the last day of February of each year. The bonus payment will be based upon the annualized base salary rate in effect on June 1st of each year.

Bonus:           Semi-annual bonus payments comprised of the following:

% of Rev., EBIT& Discre. Targets  60%  70%   80%  90%  100%  110%  120%  130%
Bonus % of Base Salary            16%  24%   33%  44%   55%   65%   75%   85%

                 30% of the annualized bonus amount will be paid on or before August 31st of each year. 70% of the annualized bonus amount will be paid on or before February 28th (29th) of each year. The bonus payment will be based on the annualized salary in effect on June 1st of each year.

Benefit Plans:   In addition to participating in standard company benefit plan coverages provided to full-time employees, Mark Tanning will receive the following:

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                 Stock Options: Initial stock option grant of 30,000 shares at a
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                 strike price of $4.75 per share. 7,500 shares will vest
                 effective June 1, 1997, 7,500 shares will vest on February 1, 1998, 7,500 shares will vest on February 1, 1999, and 7,500 shares will vest on February 1, 2000. All other standard terms of the Employee Stock Option Plan shall apply. Additional stock options as granted from time-to-time by the Compensation Committee of the TTC Board of Directors.

                 Vacation: 4 weeks paid vacation per year. Such vacation to be
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                 taken with due consideration to the business needs of TTC. One week of unused vacation may be carried over (accrued) into the following year. No more than 30 unused vacation days shall ever be accrued.

                 Life Insurance: TTC will acquire and maintain life insurance on
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                 employee naming employee's designee as beneficiary at a value of two-times the employee's prior year's W2 earnings.

                 Long Term Disability Insurance: TTC will acquire short and long
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                 term disability insurance for the benefit for the employee at a value of 60% of employee's prior year W2 earnings.

                 Business Travel Accident Insurance: TTC will acquire and maintain business travel accident insurance with a face value of $1,000,000 naming employee's designee as beneficiary.

                 Officer & Liability Insurance: TTC will acquire and maintain
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                 Corporate Officer and Director liability insurance.

                 Severance: TTC will provide for six months of base salary pay
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                 continuation (currently $180,000 annually) and benefits
                 coverage if Mark Tanning is constructively terminated after completing one year of continuous company service. Constructive termination shall mean the involuntary actual termination of Mark Tanning's employment due to: (A) a reduction in your base salary which is not offset in equivalent value in alternative forms of compensation and benefits and agreed upon in writing by Mark Tanning, (B) a material decrease in Tanning's benefit package which is imposed only upon Tanning and not others in a similar position with TTC, (C) a significant reduction in Tanning's job responsibilities, or (D) a loss of company officer status.

                 The base salary pay and benefits coverage continuation period will be extended to a nine-month period in the event of your termination "not for cause" or "constructive termination" of employment (as defined above) following: (A) the completion of 3 years of continuous company service, or (B) a "change in control" in the company. The base salary rate applied in the pay continuation period will be the highest TTC base salary rate in effect in the 3-year period prior to your constructive termination of employment. You will also receive payment for any accrued but unused vacation time you have accumulated for prior year allocations to a maximum of 30 days, plus earned but unused vacation allocations for the current year.

Reimbursable
Denver
Expenses:        TTC shall provide Mark Tanning with housing at no charge while staying at the Company's residence at 10623 Powers Drive in Englewood and reimburse auto rental/lease expenses while commuting to work in Denver. Mark Tanning agrees to coordinate and share the use of a rented/leased vehicle with TTC employee
                 Bill Belknap

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                 when reasonably feasible to do so. In addition, TTC agrees to cover in-route travel expenses between St. Paul, Minnesota and Denver, Colorado. These reimbursable expenses shall include coach-class roundtrip airfare (or alternative similarly priced transportation methods) and associated airport parking and commuting expenses for travel between residences and airports. TTC agrees to allow Mark Tanning to commute to Denver on an indefinite basis to the extent it does not materially impede his ability to fulfill his job responsibilities as judged by the organization's CEO.


Reimbursable
Minnesota
Expenses:        TTC agrees to reimburse Mark Tanning for telephone expenses and office supply expenses incurred in Minnesota while are in direct support of TTC business activities.

Relocation
Expenses:        TTC will provide reasonable and actual reimbursement for costs involved in the movement of household goods at the time of Mark
                 Tanning's move from St. Paul, Minnesota to Denver, Colorado.
                 TTC will provide reimbursement for closing costs associated with the purchase of a house in the Denver area, but not to exceed $10,000.

By Signing below, Employee acknowledges these terms.

TANNING TECHNOLOGY CORPORATION:            EMPLOYEE:


By:/s/ Larry  Tanning                      /s/ Mark Tanning
   -----------------------------           -----------------------------
   Larry Tanning                           Mark Tanning



Date:  8-22-97                                  Date: 8-01-97
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